Exhibit 99.1

News Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252-243-5588

Anthony Elected Board Chairman for CB Financial Corp.

Brown resigns due to time constraints; praises Cornerstone Bank and leaves door open to return

WILSON — John Anthony was elected Chairman of CB Financial Corporation, the single-bank holding company for Cornerstone Bank, during Tuesday’s monthly board meeting.

Anthony, a director since the Bank’s inception, replaced Tom Brown, who resigned. Brown said that “current personal and business matters do not leave me sufficient time to perform my duties as a director.”

To fill the board vacancy, Rex Williams, a current Bank employee who previously served as chief financial officer for Cornerstone on a contract basis, was immediately approved to fill the unexpired term.

Anthony, 54, is a Wilson native, a graduate of Fike High and a member of the 1969 state 4-A football championship team. He graduated from the University of North Carolina in 1976 with a B.S. in business administration, with a major in accounting. He also earned his MBA from East Carolina in 1978.

Currently, Anthony is a partner with Anthony, Moore & Tabb, PA. He has served as a CPA for 28 years.

His community involvement has included service as the president and treasurer of Wilson Country Club, Exalted Ruler of Wilson Elks Lodge #840, the chairman and treasurer of the Wilson County Chapter of the American Red Cross, a director of the Wilmed Healthcare Foundation, and a charter director of Cornerstone Bank.

“John’s hard work with the Board through our first seven years is well respected,” Cornerstone Bank president Norm Osborn said. “His accounting background is a good fit in monitoring our fiscal responsibility and maintaining our strength as the community bank of this area. John fully understands the mission of our Bank and its importance.”

Anthony said that he wants to follow the direction already set by the Board. “We have set long-range plans and we are committed to continuing to implement those plans,” Anthony said. “Every person on this Board is committed to this Bank and its mission for this community. I accepted this position because I know my fellow board members will make this a smooth transition.”

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Williams, 52, is a native of Raleigh, a graduate of NC State University and a CPA with 20 years of banking experience in North Carolina. After beginning his career with a large accounting firm with a focus on financial institutions, he became senior vice president and chief financial officer for Home Savings and Loan Association of Durham from 1982-1991, which was purchased by BB&T. He then served for four years as executive vice president and chief financial officer for Raleigh Federal Savings Bank, a $900 million asset publicly traded community bank, which was purchased by First Union.

Williams also has worked as an investment broker, and he has served as a contracted CFO for several start-up banks in North Carolina.

“Rex has been a valuable part of our management team since before we opened,” Osborn said. “He knows us intimately and he has helped shape the Bank. He also has helped the pace of our growth as we approach the $200 million threshold in assets.”

Osborn said he was disappointed that Brown decided to remove himself from the board, and he looked forward to the time that he will be able to resume his services as a director. “Tom Brown saw the vision of this Bank and was instrumental in our success,” Osborn added. “He has been exactly the kind of chairman a start up bank should have. He has learned the role of a director, and his leadership has allowed the management of the Bank to thrive.”

Brown’s departure did not arise from any disagreement with the Board or management. “I truly love this Bank and its people,” Brown said. “I will do all I can to help the Bank, even if from a different perspective. I simply find myself in a position of needing my time and energies in other areas, and it is with deep regret that I resign from this Board.”

Cornerstone Bank opened in March, 2000, and has grown to third-largest in market share for Wilson County. Until now the management team and directors, other than the retirement of one board member due to age restrictions have not changed.

“Maybe we’ve been lucky,” Osborn said, “but we’ve kept our Board and our management team intact since opening. I believe this consistency has allowed us to follow a sensible business plan for this community and has supported our successful operations.

“We wish Tom Brown the best. We welcome John Anthony’s leadership as chairman. We appreciate the added insights and knowledge brought by Rex Williams. We continue to see a very bright future for this Bank and its shareholders.”

September 26, 2007

Disclosures about Forward Looking Statements

            The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.

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